UNITED STATES

             SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D.C.  20549

                         FORM 8-K

                       CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                        ACT OF 1934

Date of report (Date of earliest event reported) July 1, 1997

              RIDGEWOOD ELECTRIC POWER TRUST IV
     (Exact name of Registrant as Specified in Charter)

Delaware               0-25430                22-3324608
(State or other    (Commission               (IRS Employer
 jurisdiction        file number)           Identification
 of incorporation)                             Number)

     947 Linwood Avenue, Ridgewood, New Jersey 07450-2939
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code (201) 447
9000

Item 2.  Acquisition or Disposition of Assets.

On July 1, 1997, the Registrant, Ridgewood Electric Power Trust IV (the "Trust"), and an affiliate, Ridgewood Electric Power Trust V ("Trust V") purchased a preferred membership interest in Indeck Maine Energy, L.L.C., an Illinois limited liability company ("Indeck Maine") that owns two electric power generating stations fueled by waste wood at West Enfield and at Jonesboro, Maine. The Trust and Trust V purchased the interest through a limited liability company owned equally by each. The Trust's share of the purchase price was $7,000,000 and Trust V provided an equal amount of the total of $14,000,000 paid to Indeck Maine.

The original members of Indeck Maine, who continue as equity members subject to the preferred membership interest, are seven individuals named in the Agreement to Purchase
Membership Interests attached as Exhibit 2.A. In connection with the transaction, Indeck Maine distributed $13,000,000 of the purchase price to its original members. The preferred membership interest entitles the Trust and Trust V to receive all net cash flow from operations each year until they receive a 18% annual cumulative return on their capital contributions to Indeck Maine. Any additional net operating cash flow in that year is paid to the remaining Indeck Maine members until the total paid to them equals the amount of the 18% preferred return for that year, without cumulation.
Any remaining net operating cash flow for the year is payable
25% to the Trust and Trust V together and 75% to the other
Indeck Maine members unless the Trust and Trust V recover their capital contributions from proceeds of a capital event. Thereafter, these percentages change to 50% each. All non-operating cash flow, such as proceeds of capital events, is divided equally between (a) the Trust and Trust V and (b) the remaining
Indeck Maine members.

Under its amended operating agreement, the original Indeck Maine members designate a majority of the managers of Indeck Maine and thus have management control, although approval of the Trust and Trust V jointly is required for many significant decisions. If the Trust and Trust V do not receive annual distributions at least equal to the 18% preferred return requirement or if Indeck Maine after a cure period fails to make distributions to them in accordance with the operating agreement, they have the right to designate a majority of the managers of Indeck Maine. The other Indeck Maine members may regain control if Indeck Maine satisfies the cumulative preferred return requirement within the next five calendar quarters. A copy of the operating agreement is attached as Exhibit 2.B. Indeck Operations, Inc., an affiliate of the original Indeck Maine members, currently manages the plant under a renewable agreement and is reimbursed for its costs. In addition, the three managers nominated by the original Indeck Maine members will receive aggregate annual fees of $300,000 and certain other fees are payable to Indeck Maine affiliates. The management agreement may be terminated on notice if the Trust and Trust V obtain the right to designate a majority of the managers of Indeck Maine.

Each of the projects has a 24.5 megawatt rated capacity and uses steam turbines to generate electricity. The fuel is waste wood chips, bark, brush and similar biomass. Both projects are "qualifying facilities" under the Public
Utility Regulatory Policies Act of 1978. Indeck Maine currently has a power contract expiring no later than September 30, 1997 to supply electricity to participants in the New England Power Pool. Indeck Maine is currently seeking customers to purchase the capacity and energy output of the projects after expiration of the contract and anticipates that because of generation and transmission capacity constraints in New England it is likely that it will be able to sell its future output profitably. However, there can be no assurance that it can do so consistently and earn a satisfactory return in the rapidly deregulating electricity industry.

Neither Indeck Maine, its original members nor Indeck Operations, Inc. is affiliated with or has any material relationship with the Trust, Trust V, their Managing Shareholder or their affiliates, directors, officers or associates of their directors and officers. The sales price and the terms of the acquisition were determined in arm's length negotiations between the Managing Shareholder of the Trust and representatives of the original Indeck Maine members. The source of the Trust's funds was proceeds of its private placement offering of Investor Shares.

Item 7.  Financial Statements, Pro Forma Financial
Information and Exhibits

      No historical or pro forma financial statements are required under Regulation S-X.

     (c) Exhibits. The exhibits will be filed in electronic format by amendment.

Exhibit No.    Item
   2.A.   Agreement to Purchase Membership Interests, dated
as of June 11, 1997, by and between Ridgewood Maine, L.L.C.
and Indeck Maine Energy, L.L.C. Exhibits and schedules, as listed below, are omitted.

          Schedule 4.1.    Existing Members
          Schedule 4.5.    Governmental Consents and Notices
          Schedule 4.6.    Additional Consents and Notices
          Schedule 5.3.1.  Real Property Rights
          Schedule 5.3.2.  Title to Seller Assets
          Schedule 5.4.    Project Documents
          Schedule 5.6.    Project Permits
          Schedule 5.7.    General Legal Compliance
          Schedule 5.8.    Environmental Legal Compliance
          Schedule 5.9.    Insurance
          Exhibit  A       Form  of  Consent  and  Guaranty
                           Agreement
          Exhibit B        Form of Amended and Restated
                           Operating Agreement (see
                           Exhibit 2.B.)
          Exhibit C        Form of First Amendment to System
                           Operating and Maintenance
                           Agreement
    2.B.    Amended and Restated Operating Agreement of
Indeck Maine Energy, L.L.C., dated as of June 11, 1997.
The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to these exhibits to the Commission upon request.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                         RIDGEWOOD ELECTRIC POWER TRUST IV
                         By: /s/ Martin V. Quinn
                                 Martin V. Quinn, Senior Vice
                              President and Chief Financial
                              Officer